Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

ECT - Q4 2011 ECA MARCELLUS TR I EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEBRUARY 09, 2012 / 05:00PM  GMT

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CORPORATE PARTICIPANTS

Mike Fletcher Energy Corporation of America - CFO

John Mork Energy Corporation of America - CEO, President

CONFERENCE CALL PARTICIPANTS

Justin Albert Raymond James & Associates - Analyst

Noel Parks Ladenburg Thalmann & Co. - Analyst

Ethan Bellamy Robert W. Baird - Analyst

Thomas HibbAnalyst

Ben Archer UBS - Analyst

PRESENTATION

Operator

Good after, ladies and gentlemen, and welcome to the Fourth Quarter 2011 ECA Marcellus Trust I Earnings Conference Call. My name is Chris and I will be your conference moderator for today. Presently all participants are in a listen-only mode. Later we will facilitate a question-and-answer session.

(Operator Instructions)

At this time I would now like to turn the conference over to your presenter for today, Mr. Mike Fletcher. Sir, you may proceed.

Mike Fletcher  - Energy Corporation of America - CFO

Thank you. Hello and welcome to the ECA Marcellus Trust I fourth quarter 2011 conference call. Energy Corporation of America, which I will refer to as ECA, is the sponsor of the Trust and is responsible for operating the properties in which the Trust has an interest. The following discussion or responses to your questions reflect the views of management of ECA as of today, February 9, 2012 only, and will include forward-looking statements.

Actual results may differ materially. Additional information about risk factors and other factors that could potentially affect the Trust and its financial results is included in the Trust’s press release issued February 8, 2012 and in the Trust’s filings with the SEC. As you listen to today’s call I encourage you to have the Trust press release in front of you.

I will now turn the discussion over to John Mork, CEO and President of ECA.

John Mork  - Energy Corporation of America - CEO, President

Good morning. Welcome from Denver, Colorado and I can assure you I sincerely wish that the foot and a half of snow we have on the ground here was along the East Coast and all the major heating areas in the US.

During this call I will provide financial information and production data for the quarter ended December 31st and also provide recent operating, drilling and production data. During the quarter ended December 31, 2011 operations of the ECA Marcellus Trust I went well and to date operating results have exceeded operating targets of the Trust even with the headwinds of curtailments and low gas prices.

The biggest news of the quarter was that ECA completed the drilling for the Trust more than 2.5 years ahead of the required date and more than 1.5 years ahead of the targeted date. ECT produced 2.665 bcf of net gas in the quarter or 23% above the targeted production and was significantly curtailed during the quarter as a result of facility delays waiting for government permits.

Further, we are currently producing above the design capacity of the gathering system and above any targets that were originally set in the Trust. And we have six wells shut in and other wells curtailed due to high operating pressure. We believe that this curtailment is approximately six to eight Bcf, or excuse me, six to eight Mmcf per day on a gross basis or three to four Mmcf per day net to the Trust.

On December 31st there were 45 well bores and 53.8 effective Trust wells producing, as compared to 38 targeted producing wells. 5.5 of the wells produced for only one week during the quarter and 3.5 wells produced for less than 50% of the quarter.

On average ECT had 23% more production than targeted, 83% more wells than targeted. And this is all in the context of having all the wells curtailed due to higher line pressure and six of the 45 wells shut in for the quarter.

ECT’s financial performance during the quarter ended December 31, 2011 was impacted by curtailments and low gas prices. Trust revenues decreased 8% to 10.55 million as compared to the previous quarter. Trust expenses declined by 74% to 91,000. And a note on that taxes were not accrued during the quarter just as normal and also the trustee did not charge during the quarter. So I do not think we will be this low on a regular basis.

ECT distributable was 10.46 million or $0.594 per unit, down 5.6 % from the previous quarter. All these results occurred in falling gas price environment which all on this call understand only too well. Gas prices prior to hedges averaged $3.68, down 16% from the previous quarter and 40% below the targeted price of 6.10 for Mcf.

On drilling operations not much to report other than it was completed without surprises and with 100% safe operations, something I pray for and am very proud of. In summary, an addition to the initial 14 producing wells ECA drilled 40 well bores so the count is 52 wells due to the increased lateral length.

On production operations all of the production numbers have been impacted by the gathering system curtailment, which I’ve estimated to be approximately 20 (inaudible) Trust production. Like so many businesses we at ECA are enormously frustrated by incompetent and excessive government regulation.

The permitting of one mile of incremental gathering pipeline needed to increase production began nearly one year ago. It was delayed by state and municipal confusion. Normally state would have issued the permit in weeks, but and before [BCA] after ECA had submitted the permit that the municipality was now handling the permitting.

After months at the municipality level the state decided that it should really be issuing the permit, and after more months of delay finally issued the permit in early January. By that time the federal government intervened with the Corps of Engineers who now want to take over regulating stream crossings in Pennsylvania.

Now let me put this in perspective. These streams we are crossing one could easily step across for much of the year. And ECA has crossed similar stream hundreds if not thousands of times without incident in Pennsylvania.

ECA now has permits for the compressor station and it is built. We have permits for the pipeline and it is ready to be built as soon as we get a permit for the stream crossings.

We have been working to get this one mile of pipeline, this ain’t the Keystone Pipeline, for nearly one year and in the past this would have been completed in a couple of weeks or less. This is damaging national business and local (inaudible). If we could cross the streams production from these wells would increase by about 20% the next day. Now I’m getting political, but does anyone not believe that regulation is impacting the economy of the USA?

ECA will likely defer fracing the eight additional wells until the gathering system is ready for delivery. If we frac them we still can’t increase production. Other than permits the ECA has no regulatory or operational issues to report.

On the severance tax issues, and I imagine many people know this, yesterday the Pennsylvania legislature passed a Marcellus impact fee. The impact fee would charge depending on an annual price an initial fee of approximately $50,000 per well and the fee would decline over 15 years to zero.

The range of fees is related to gas price. At the midpoint of the gas price range the fee is roughly 2.25% of gross revenue over the first 15 years of the wells. Interestingly the impact on the environment must go up with gas prices because the fee is higher with higher gas prices. The only thing I can think is our trucks much be heavier when gas price is higher.

At first glance the good news for ECT unit holders is that the legislation is an impact fee, not a severance tax, and that it appears it will not be paid by or have any impact on the Trust. We’re going to keep studying this, but that is a first glance on that.

I do not believe that there will — I do, excuse me, I do believe that there may be constitutional issues on the part of the fee. The fee is retroactive for over three years and courts have traditionally not approved retroactive taxes, so we’ll see on that, but in general this seems to be a pretty good deal.

On that note I may answer questions if there are any.

QUESTION AND ANSWER

Operator

(Operator Instructions). And your first question comes from the line of Justin Albert with Raymond James. You may proceed.

Justin Albert  - Raymond James & Associates - Analyst

Good morning, gentlemen. How are you?

John Mork  - Energy Corporation of America - CEO, President

Good morning, well. How are you, Justin?

Justin Albert  - Raymond James & Associates - Analyst

Doing well. So with the production curtailment aside say that gets all figured out, would the low gas price environment, would that have any effect on you guys regarding well completions and bringing them online?

John Mork  - Energy Corporation of America - CEO, President

No. We will bring the wells online. Quite frankly, Justin, we have looked internally for other wells at deferring them until gas prices get higher.

Justin Albert  - Raymond James & Associates - Analyst

Right.

John Mork  - Energy Corporation of America - CEO, President

Historically we have been as bad as anybody else at forecasting when prices are going up and going down. So particularly for the Trust, and even internally for our own drilling at ECA outside the Trust, when we can get the stuff in line we’ll frac it and go down the road.

Justin Albert  - Raymond James & Associates - Analyst

Great, great. Thank you.

Operator

Our next question from the line of Noel Parks with Ladenburg Thalmann. You may proceed.

Noel Parks  - Ladenburg Thalmann & Co. - Analyst

Hello. I got on just a little bit late and so did you actually give the production volume for the quarter? If so could you repeat that?

John Mork  - Energy Corporation of America - CEO, President

Yes, 2.665 Bcf. That’s 23% above the targeted production.

Noel Parks  - Ladenburg Thalmann & Co. - Analyst

Great. Thanks a lot. And just thinking about gas prices, and again we’re all limited in trying to have insight into where they are going, can you talk a little bit about economics once of you have all the wells online going forward what just your rates of return look like at various gas prices?

John Mork  - Energy Corporation of America - CEO, President

Noel, we haven’t done that. Clearly gas prices affect the distributions. I think that’s a very good question because I think that an owner of the Trust, and I still believe that I am the largest single owner and as you know if today never sold a unit that I am caught in somewhat of a dilemma. I know which way I’m going. The current dividend yield I haven’t look at where the Trust is trading at this moment, but as of close yesterday is about 10.8%.

And I can either believe the current dividend yield or I can believe and 18 year or 18 and a half forecast of gas prices. I tend to not be very good at forecasting gas prices for tomorrow, much less 18 years. So in my case I want to keep the dividend yield, keep that good dividend and go down the road, but I know for absolute certain that low prices hurt this thing and high prices (inaudible).

The good news is we’re ahead on production. The wells seem to be better, but that’s kind of all I can control is production. I wish I could control — often at dinner parties people attack me for, oh you’re in the oil business. You guys are the ones who are running up gasoline prices. And my response is always if I could I would, but clearly no individual producer or even collectively have any effect on natural gas or oil prices.

Noel Parks  - Ladenburg Thalmann & Co. - Analyst

Okay, thanks. And just on the ECA side as the operator do you have any flexibility you can talk about as far as given the certain the environment and just the price environment do you have flexibility in terms of how you spread out maintenance costs or eventually work over recompletion costs down the road? Do you have those budgeted in a way that you could make changes if prices could either be soft or if they strengthen?

John Mork  - Energy Corporation of America - CEO, President

Well, Noel, you understand that the Trust does not pay for any of those costs.

Noel Parks  - Ladenburg Thalmann & Co. - Analyst

Sure.

John Mork  - Energy Corporation of America - CEO, President

And that we — our operating costs I would have to look at, but I think they’re in the — I know they’re in the pennies. And don’t hold me on this number, but I believe they’re less than a dime per Mcf. So gas prices would have to get awfully low for us to defer operating costs.

Noel Parks  - Ladenburg Thalmann & Co. - Analyst

Okay, got you. That’s it for me. Thanks.

John Mork  - Energy Corporation of America - CEO, President

Thank you.

Operator

Our next question comes from the line of Ethan Bellamy with Robert W. Baird. You may proceed.

Ethan Bellamy  - Robert W. Baird - Analyst

Hey guys. With respect to the system capacity constraints do you have any idea when those are going to be alleviated? And what’s the pro forma capacity of your production we should look for when you’re maxed out?

John Mork  - Energy Corporation of America - CEO, President

We have designed — the first question is, Ethan, I would hire you to go deal with the various permit agencies. It’s a frustration I can’t even begin to tell you, but we have 5,000 miles of pipelines in the basin and have no incidents. And now all a sudden this little two-bit piece of 5,000 feet of line has taken darn near a year.

You can tell from my voice how frustrated I am. We when we initiated the Trust we designed it and are producing above the capacity. The design capacity was 65,000 Mcf a day. And when you go back and look at all the original documents we believed when the Trust was formed that we would never go above 65 a day.

Well we’re currently putting through about 69 a day, which is above the “capacity” of the system and selling that every day. And the capacity as a system is designed for 85 a day plus about (inaudible) of incremental capacity, so if we have something down we have roughly 5% or 6% excess capacity. So if a compressor goes down for a few hours we don’t lose that and can’t regain it.

So we have a little extra capacity there. But the target is 85 a day and we think with the wells we have and with the wells we have fraced it will get to that target or a hair above it.

Ethan Bellamy  - Robert W. Baird - Analyst

And do you have any expectation on when that will occur? Can you kind of bracket worst case scenario, best case scenario? Is it going to be another year?

John Mork  - Energy Corporation of America - CEO, President

Ethan, if it’s another year we may kidnap you and take you to work on this thing.

Ethan Bellamy  - Robert W. Baird - Analyst

All right.

John Mork  - Energy Corporation of America - CEO, President

It’s nuts. I have — I don’t know why it’s another minute. And the idea that we can build a pipe — Ethan, I’ll tell you how frustrating it is and we said, okay, well wait a second. We won’t cross the streams. We’ll bore under them.

I don’t know if you know technically how that’s done, but basically you drill horizontally under the stream with a small rig from back. And of course since that didn’t make any difference. We still got to give you the permits.

Ethan Bellamy  - Robert W. Baird - Analyst

Yes. So basically it’s difficult to determine when they’ll get back to you with this.

John Mork  - Energy Corporation of America - CEO, President

Exactly. I don’t want to talk about paying anybody off, which obviously we would not, but I would be glad if this were that type of company I would go to them and say tell me how much does it cost me to have you do this tomorrow?

Ethan Bellamy  - Robert W. Baird - Analyst

Yes.

John Mork  - Energy Corporation of America - CEO, President

And you’d make an economic decision. There are no economics in this thing at all. They’ll do it when they darn well please.

Ethan Bellamy  - Robert W. Baird - Analyst

Okay. And then just kind of as a follow-up to that let’s assume that happens at some point. How based on those wells getting fraced and the incremental production from those wells how long would you expect to maintain a sort of peak plateau production before the decline rates start to fall off? How many months or quarters would you anticipate you’d be running at that 85,000 a day?

John Mork  - Energy Corporation of America - CEO, President

Ethan, that’s a good — I haven’t look at that. Call me offline sometime and I’ll be glad to tell you, but there are a lot of moving features in there. Heaven forbid if this took another year the current wells would decline. We’d get production here in and eventually — remember all this incremental investment is at no cost to the trust. It’s all on ECA that we’re increasing this system size because the wells are better.

And if we just deferred long enough you wouldn’t need it because the wells would decline and you’d be underneath it, but you’d be at 65 or 69 for a long time. You see what I mean.

Ethan Bellamy  - Robert W. Baird - Analyst

Definitely. And then kind of one global question with regards to the parent and its plans, obviously ECA Marcellus Trust I is the name of the current Trust. Did the low gas prices put off any plans for a second trust or how are you thinking about that?

John Mork  - Energy Corporation of America - CEO, President

We are looking at forms of capital right now and looking at that. And I wouldn’t be surprised, not necessarily on a trust, but there will be some information in the market in the end of the first quarter or the second quarter on what the Company is doing, but very much like trust instruments.

We think they are good and in some ways natural gas is dependent. Certainly it’s revenue is certainly dependent on gas price, but costs tend to go down when prices are lower. And if costs are low enough and it makes sense to do another trust if the trust came out at extremely low prices the owners of the units would have more upside.

I guess in my opinion there would be less risk if you bought in a new trust trust units now at $2.50 or whatever the gas price is today than if you bought them when gas prices were $10. Well does that make sense to you?

Ethan Bellamy  - Robert W. Baird - Analyst

Yes, definitely. Well congrats on you guys have had a real strong performance of the levers that you could pull and control, so congratulations on that. Thanks for your time.

John Mork  - Energy Corporation of America - CEO, President

Thank you.

Operator

(Operator Instructions). And our next question comes from the line of [Thomas Hibb]. You may proceed.

Thomas Hibb Analyst

My questions have been answered. Thank you.

John Mork  - Energy Corporation of America - CEO, President

And I’m glad we answered them. You’re welcome.

Operator

Our next question comes from the line of Ben Archer with UBS. You may proceed.

Ben Archer  - UBS - Analyst

Hi guys. Is there any way directionally you guys can revise production targets and target distributions, not necessarily away from what was put in the prospectuses, but just based on the new reality that we’re living in with gas prices where they are, but also revising for better production than you guys expected just to offer some guidance on future distributions?

John Mork  - Energy Corporation of America - CEO, President

I’ll have to take that under advisement. We have just not done that, Ben, and I don’t know. We — I tend to kind of be a believer to drive the stake in the ground. I think that when we get the, all the wells into production, get rid of the pressure and the pipeline curtailment we’ll be able to pretty accurately, you’ll be able to pretty accurately figure out a decline.

And then there are darn near as many estimates of future gas prices as there are NCAA teams in March Madness. So you’d have to take that. I think that probably my estimate would be suspect. I would rather have kind of one of your independent analyst’s estimate.

And the other thing I will tell you whatever estimate of gas prices I will bet anybody bigger than the famed Mitt Romney bet that it’s wrong. I don’t know what to do with future gas prices. I don’t think it’s good, but I personally when I — Goldman Sachs recently had an estimate out of the cost of making a minimum return in various basins.

And the Marcellus was the lowest cost, but the two biggest producing basins were the Barnett and the Haynesville. And their estimates were in the $5.00 handle to make a minimum return in the Haynesville and $6.00 in the Barnett.

I don’t know what other operators are doing. We don’t operate in those basins, but if people quit drilling those fields I think gas volumes are going to fall pretty quickly.

Ben Archer  - UBS - Analyst

Right.

John Mork  - Energy Corporation of America - CEO, President

And then we’ll see gas prices go up. But if you just follow the history and the great volatility in gas prices all of us who are stupid enough to be in this business we all over drilled and then we all under drilled. And so we created our own volatility.

Ben Archer  - UBS - Analyst

Thank you.

John Mork  - Energy Corporation of America - CEO, President

You’re welcome. Thank you.

Operator

And we have no further questions at this time. I would now like to turn the conference back over to the presenters for any closing remarks.

John Mork  - Energy Corporation of America - CEO, President

Thank you for your time and following the Trust. And we’ll talk to you in about a quarter. Thank you very much. Good-bye now.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you so much for your participation. You may now disconnect. Have a great day.

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